NEWS RELEASE

For Immediate Release

[LOGO]

Contact:                 Chris Neff
435-645-8898
cneff@nicusa.com

NIC Voting Trust Distributes 10 Percent of Shares

OLATHE, Kan. – January 28, 2005 – NIC Inc. (Nasdaq: EGOV) today announced that the trustees of the National Information Consortium Voting Trust have distributed 10 percent of the NIC shares held by the trust to its beneficial holders.

The National Information Consortium Voting Trust was established on June 30, 1998.  The Voting Trust consists of 142 beneficiaries and last distributed a portion of its holdings in October 2003.  NIC Chief Executive Officer Jeff Fraser and Company board member Ross Hartley are co-trustees of the Voting Trust.  Following the distribution of 10 percent of its beneficial holdings, or 2,610,089 shares, to its members, the trust will continue to hold approximately 40 percent of the Company’s total outstanding shares.

The NIC officers and directors who are affiliates of the voting trust are:

  -  Jeffery S. Fraser, Chairman and Chief Executive Officer

  -  Ross C. Hartley, Director

  -  Art N. Burtscher, Director

  -  Harry H. Herington, Chief Operating Officer

  -  William F. Bradley, Jr., Executive Vice President

  -  Samuel R. Somerhalder, Executive Vice President

  -  Richard L. Brown, Executive Vice President

About NIC
 NIC manages more eGovernment services than any provider in the world.  The company is helping governments communicate more effectively with citizens and businesses by putting essential services online.  NIC provides eGovernment solutions for 1,500 state and local agencies that serve more than 51 million people in the United States.  Additional company information is available at www.nicusa.com.

The statements in this release regarding continued implementation of NIC's business model and its development of new products and services are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2003 Annual Report on Form 10-K filed on March 12, 2004, with the Securities and Exchange Commission.